Exhibit 99.1

First Financial Bancorp Appoints Two New Directors

Cincinnati, Ohio – May 25, 2010 – First Financial Bancorp (Nasdaq: FFBC) announced today that David S. Barker and Maribeth S. Rahe have joined its board of directors, effective immediately.  They have also joined the board of directors of the company’s main subsidiary, First Financial Bank, N.A.

“We are fortunate to have these two highly successful individuals joining our board,” said Murph Knapke, chairman of the board of First Financial Bancorp.  “David is an important member of the business community in Columbus, Indiana and we will look to his leadership and guidance as we continue to build our presence in key southern Indiana markets.  Maribeth is well-known in Cincinnati and a recognized leader in the financial services community, both locally and nationally.  Her knowledge and expertise will serve us well as we continue executing our client-centered business model.”

Mr. Barker has been employed in the insurance industry for over 25 years and currently serves as president and chief executive officer of SIHO Insurance Services, a Columbus, Indiana-based community health care benefits company serving over 70,000 members throughout southern Indiana.

He is active in many civic and community endeavours, including serving as current chairman of the Columbus Area Economic Growth Council and past chairman of both the Columbus Area Chamber of Commerce and the Bartholomew County United Way, as well as serving as a board member of the Riley’s Children’s Foundation (Columbus Leadership Team) and the Heritage Fund Community Foundation and a member of the IUPUC board of advisors.

In 2008, Mr. Barker was awarded the Community Service Award for Exemplary Service and Vision to Columbus.

Ms. Rahe is president and chief executive officer of Fort Washington Investment Advisors, Inc., a wholly owned subsidiary of Western & Southern Financial Group, based in Cincinnati, Ohio.  Additionally, she is the chairman of the board of directors of Capital Analysts Incorporated, a wholly owned subsidiary of Western & Southern.

Ms. Rahe’s civic and philanthropic involvement encompasses a long list of organizations, including the Cincinnati Arts Association, United Way Investment Committee, Xavier University Williams College of Business Board of Executive Advisors, Cincinnati USA Regional Chamber of Commerce, Sisters of Notre Dame de Namur and Rush-Presbyterian-St. Luke’s Medical Center.

Additionally, she is a member of the Women’s Economic Roundtable.  An acknowledged expert in financial services, Ms. Rahe was featured in Vanity Fair magazine as one of “America’s Most Influential Women-200 Legends, Leaders and Trailblazers.”